UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 12, 2007

AFP Imaging Corporation
(Exact name of registrant as specified in its charter)

New York	0-10832	13-2956272
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

250 Clearbrook Road
Elmsford, New York	10523
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (914) 592-6100

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On April 13, 2007, the Registrant entered into a Revolving Credit and Term Loan Agreement with ComVest Capital, LLC (“ComVest”) pursuant to which ComVest has agreed to lend to the Registrant an aggregate of up to $8 million in the form of a $5 million term loan and a $3 million revolving loan facility. The term loan bears interest at a rate of ten percent (10%) per annum and provides for repayment over five years commencing in November 2007 in 53 equal monthly installments of $92,592.60 with a final balloon payment of all remaining amounts due thereunder on April 30, 2012. The term loan is further subject to mandatory prepayment to the extent of 50% of proceeds received by the Registrant in connection with the sale of its capital stock unless such proceeds are utilized to acquire another business. The revolving loans bear interest a rate per annum of two percent (2%) plus the prime rate and is payable in full on April 30, 2012, subject to maximum “borrowing base” limitations. Both loans are subject to mandatory prepayment in full in the event of certain “sale” events, including merger, sale of assets or change in control. The term loan is convertible by ComVest at any time into shares of the Registrant’s common stock at a conversion price of $2.37 per share. The term loan is convertible at the Registrant’s option upon the satisfaction of certain conditions, including a reported trading price equal to 175% of the conversion price, the common stock being traded on Nasdaq, and a certain minimum trading volume, among others.

In addition, the Registrant and each of its wholly-owned subsidiaries executed a Collateral Agreement pursuant to which each such party agreed to grant a security interest in all of its respective assets to ComVest as collateral security for repayment of the loans. Further, each subsidiary agreed to guaranty performance of all of the Registrant’s obligations to ComVest.

As part of the transaction, the Registrant granted to ComVest an aggregate of 800,000 warrants to purchase shares of the Registrant’s common stock at exercise prices per share equal to $1.85 in respect of 266,666 warrants, $2.02 in respect of an additional 266,666 warrants, and $2.19 in respect of the remaining 266,668 warrants. The Registrant entered into a Registration Rights Agreement pursuant to which it has agreed to register the shares of common stock issuable upon exercise of the warrants and conversion of the term note.

Item 3.02. Unregistered Sales of Equity Securities.

On April 12, 2007, the Registrant completed the sale of an aggregate of 5,500,000 shares of its common stock to certain investors for an aggregate consideration of $8,140,000 pursuant to previously executed subscription agreements. The common stock was issued and sold pursuant to the exemption from registration afforded by Regulation D of the Securities Act of 1933, as amended. In connection with the transaction, the Registrant paid HDR Partners AB, the placement agent for the offering, an amount equal to $407,000, or five percent of the gross proceeds of the offering.

The offering is subject to a post-closing condition that the acquisition by the Registrant of QR srl (“QR”) occurs not later than May 31, 2007 upon terms substantially similar to the terms contained in the acquisition agreement by and among the Registrant and the shareholders of QR. In the event this condition is not fulfilled, the investors have the right to rescind their purchase and require the Registrant to repurchase the common stock at the original purchase price.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AFP IMAGING CORPORATION
(Registrant)

Date: April 16, 2007	By:	/s/ Elise Nissen
Elise Nissen
Chief Financial Officer